Exhibit 23.1

KPMG LLP

BNY Mellon Center

Suite 3400

500 Grant Street

Pittsburgh, PA 15219-2598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of Northwest Bancshares, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Pittsburgh, Pennsylvania

February 20, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.